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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
  FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE
                             ACT OF 1934.

                    Commission File Number: 0-24432
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                    THE AMERICAS GROWTH FUND, INC.
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         (Exact name of registrant as specified in its charter)

 701 Brickell Avenue, Suite 2000, Miami, Florida 33131, (305) 374-3575
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                              ----------
  (Address, including zip code, and telephone number, including area code, of
               registrant's principal executive offices)

                     Common Stock, $.01 par value
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       (Title of each class of securities covered by this Form)

                                 None
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  (Titles of all other classes of securities for which a duty to file reports
                 under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g4-(a)(1)(i)   [X]     Rule 12h 3(b)(1)(i)    [X]
          Rule 12g4-(a)(1)(ii)  [_]     Rule 12h 3(b)(1)(ii)   [_]
          Rule 12g4-(a)(2)(i)   [_]     Rule 12h 3(b)(2)(i)    [_]
          Rule 12g4-(a)(2)(i)   [_]     Rule 12h 3(b)(2)(ii)   [_]
                               Rule 15d-6 [_]

Approximate number of holders of record as of the certification or notice date:  0
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Pursuant to the requirements of the Securities Exchange Act of 1934, including Rule 12g-4(b) thereunder, JWGenesis Financial Services,
Inc., the surviving corporation in a merger with The Americas Growth Fund, Inc. (the registrant), has caused this certification/notice to be signed on behalf of The Americas Growth Fund, Inc. by the undersigned duly authorized person.

Date:  January 19, 1999               JWGENESIS FINANCIAL CORP.
                                      (Successor by Merger)
                                      By:  /s/ Joel E. Marks
                                      Name: Joel E. Marks,
                                            Executive Vice President and
                                            Chief Financial Officer